Exhibit 2.4

[Napster letterhead]

AOL MUSIC NOW LLC

AOL LLC

22000 AOL Way

Dulles, Virginia 20166

Attn: Deputy General Counsel

To whom it may concern:

Notwithstanding the provisions of Section 5.1 of Exhibit A to the Asset Purchase Agreement, dated as of January 11, 2007, between Napster, LLC (“Buyer”), AOL LLC (“AOL”) and AOL Music Now LLC (“Seller”), as amended, which requires 48 hours of written notice from Buyer prior to the determination of the Transition Date (as defined in the Agreement), AOL and Seller hereby acknowledge and agree that March 14, 2007 shall be the Transition Date.

Sincerely,

/S/ LAURA B. GOLDBERG

Laura B. Goldberg

Chief Operating Officer

Napster, LLC

ACCEPTED AND AGREED TO:

AOL MUSIC NOW LLC

By:	/S/ BILL WILSON

Printed Name:	Bill Wilson

Title:	President

Date:	3-14-07

AOL LLC

By:	/S/ BILL WILSON

Printed Name:	Bill Wilson

Title:	EVP – Programming

Date:	3-14-07